Exhibit 99.1

For release: April 9, 2008, 6:00 am EDT	Contact:	Mark Rittenbaum
Ph: 503-684-7000
Greenbrier Companies Reports Second Quarter Results
Company earns $.09 per share on revenues of $260 million
Lake Oswego, Oregon, April 9, 2008 – The Greenbrier Companies [NYSE:GBX], a leading supplier of transportation equipment and services to the railroad industry, today reported financial results for its fiscal second quarter ended February 29, 2008.
Highlights
•	Revenues increased to $260 million, up 8% as compared to the prior year’s second quarter. This increase is due principally to acquision-related growth in the Company’s refurbishment & parts segment.

•	Net earnings for the quarter, were $1.4 million, or $.09 per diluted share, compared to a net loss of $6.1 million, or $.38 per diluted share, for the same period in 2007.

•	Results for the quarter were negatively impacted by $.19 per diluted share for: special charges ($.13) and other costs ($.06) related to the Company’s shut-down Canadian facility, which is now being administered by a court-appointed trustee. In addition, the tax rate for the quarter was 112%, which compares to an anticipated rate for the remainder of the year of around 63%.

•	EBITDA before special charges for the quarter was $23.6 million, or 9.1% of revenues.

•	During the quarter, a multi-year new railcar contract was successfully renegotiated. Covered hopper cars and Auto-Max® auto-carrying cars will be substituted for double-stack intermodal railcars. In addition, the mix of double-stack cars remaining in backlog changes to produce double-stack cars suited for hauling domestic (53’), rather than international (40’) containers. These substitutions reduce backlog by 2,100 units, and increase the dollar value by $5 million, as compared to the prior quarter. Anticipated margins are comparable.

•	New railcar manufacturing backlog was 18,800 units, valued at $1.64 billion as of February 29, 2008, compared to 22,200 units valued at $1.73 billion as of November 30, 2007.

•	New marine barge backlog was $114 million at February 29, 2008, compared to $112 million at November 30, 2007.

•	Subsequent to quarter end, two refurbishment & parts acquisitions, with combined last 12 months revenues of about $100 million and EBITDA of about $16 million, were completed: American Allied, a wheel services and railcar parts provider; and Roller Bearings Industries (“RBI”), a provider of reconditioned bearings used in the refurbishment of railcar wheelsets.
Second Quarter Results:
     Revenues for the 2008 fiscal second quarter were $259.6 million, compared to $240.0 million in the prior year’s second quarter. EBITDA before special charges was $23.6 million, or 9.1% of revenues for the quarter, compared to $21.3 million, or 8.9 % of revenues in the prior year’s second quarter. Net earnings were $1.4 million, or $.09 per diluted share for the quarter, compared to a net loss of $6.1 million, or $.38 per diluted share for the same period in 2007.
     Special charges and other costs related to our Canadian manufacturing facility, TrentonWorks, impacted EPS by $.19. TrentonWorks filed for bankruptcy on March 13, 2008, after many months of seeking a buyer for the facility. The obligations of TrentonWorks are not guaranteed by Greenbrier or any of its other subsidiaries. As the assets of TrentonWorks will now be administered by a Canadian court-appointed trustee, starting in the third fiscal quarter the results of this operation will no longer be included in Greenbrier’s consolidated results and no additional charges related to this operation are expected.
     The tax rate for the quarter was 112%. This compares to an anticipated effective tax rate for the second half of the fiscal year and the year as a whole of around 63%. The actual tax rate for the quarter of 112% differs from the anticipated effective rate of 63% and first quarter 2008 tax rate of 58%, due to revisions to our projected geographical mix of earnings and losses. Operations of certain foreign jurisdictions in which we operate currently generate losses with no related accrual of tax benefit.
     The 2008 tax rate is also substantially higher than the 40% tax rate in 2007, due to the reasons cited above.

     New railcar manufacturing backlog was 18,800 units valued at $1.64 billion at February 29, 2008, compared to 22,200 units valued at $1.73 billion at November 30, 2007. Based on current production plans, approximately 3,600 units in the February 29, 2008 backlog are scheduled for delivery during the balance of fiscal 2008. Marine backlog was $114 million as of February 29, 2008, compared to $112 million as of November 30, 2007.
     William A. Furman, president and chief executive officer, said, “The slowing economy, declining railcar loadings, and turbulent financial markets are contributing to a cyclical downturn in the new railcar market in North America. This market environment is placing pressure on deliveries and margins for all builders. Earlier in the year our railcar production rates were adjusted to stabilize production and preserve backlog. Our less cyclical marine manufacturing, refurbishment & parts and leasing & services businesses, now generate in excess of $700 million in annual revenues. These units continue to demonstrate strong performance, providing stability to revenues, cash flow and earnings.”
     Second quarter revenues for the manufacturing segment were $123.4 million, up $4.2 million from $119.2 million in the second quarter of 2007. New railcar deliveries for the quarter were 1,300 units compared to 1,200 units in the prior comparable period. Revenues per unit were comparable to the prior period.
     Manufacturing gross margin for the quarter was 4.2% of segment revenues, compared to 2.8% of revenues in the second quarter of 2007. The increase in margin was principally due to the prior period including negative margin and overhead costs from Greenbrier’s Canadian facility that was permanently closed during the third quarter of 2007, and higher marine margins this quarter. This was partially offset by start up costs and production inefficiencies at our Mexican joint venture facility.
     Refurbishment & parts revenues were $112.6 million, an increase of $17.3 million from $95.3 million in the prior comparable period. This revenue growth was principally due to increases in wheelset sales, refurbishment work, and scrap prices. Margins during the quarter for this segment were 16.2% of revenues, compared to 15.9% in the prior comparable period, as margins were favorably impacted by scrap prices.
     The leasing & services segment includes results from the Company’s owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 138,000 railcars. Revenues for this segment were $23.6 million, compared to $25.5 million in the same quarter last year. Leasing & services margin was 48.0% of segment revenues, compared to 52.0% of revenues in the same quarter last year. Leasing & services revenue and margin declined principally due to lower gains on equipment sales and interim rent on railcars held for sale, both of which have no associated cost of revenue.
     Mark Rittenbaum, executive vice president & chief financial officer, said, “The increased contribution from our marine, refurbishment & parts and leasing & services businesses improved overall gross margins by 90 basis points (“bps”) sequentially from the first quarter of 2008. The business performance of these units helped offset a sequential decline in manufacturing margins by 120 bps, which resulted from the increasingly competitive environment in railcar manufacturing and start up of our Mexican joint venture.”
Business Outlook
     Furman added, “Subsequent to quarter end, we expanded our refurbishment & parts business by about $100 million per annum through the acquisition of American Allied and RBI. These two high-quality companies expand our shop network to 39 strategic locations across the U.S. and Mexico, providing an end-to-end network for wheel replacement, replacement parts, and railcar repair & refurbishment. An important part of our strategic plan is to provide diversification, while building on our core strengths of railcar manufacturing and engineering, and to add value through multiple product and services offerings.”
     Rittenbaum concluded, “We are confident our integrated business model will continue to produce a stable base of revenues and allow us to improve gross margins and profitability in the future. We continue to expect the second half of 2008 will be stronger than the first half principally due to continued growth and strong performance from our refurbishment & parts business, elimination of the drag on earnings from TrentonWorks, and a more favorable tax rate. Near term financial focus is on cost reductions consistent with the current macroeconomic trends, paying down post acquisition debt, and strategies to reduce our effective tax rate.”
About Greenbrier
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 39 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 138,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price increases and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 10 of Part I , Item 1a and “Forward Looking Statements” on page 28 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
     EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
     The Greenbrier Companies will host a teleconference to discuss second quarter fiscal 2008 results. Teleconference details are as follows:
Wednesday, April 9, 2008
8:00 am Pacific Daylight Time
Phone #: 630-395-0143, Password: “Greenbrier”
Webcast Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the website 10 minutes prior to the start time. Following the call, a replay will be available on the same website. Telephone replay will be available through April 26, 2008 at 402-220-0218.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	February 29,	August 31,
	2008	2007
Assets
Cash and cash equivalents	$6,434	$20,808
Restricted cash	2,680	2,693
Accounts receivable	176,069	157,038
Inventories	207,844	194,883
Assets held for sale	103,405	42,903
Equipment on operating leases	292,420	294,326
Investment in direct finance leases	8,649	9,040
Property, plant and equipment	119,632	112,813
Goodwill	169,001	168,987
Intangibles and other assets	72,263	69,258

	$1,158,397	$1,072,749

Liabilities and Stockholders’ Equity
Revolving notes	$113,418	$39,568
Accounts payable and accrued liabilities	253,263	239,713
Participation	738	4,355
Deferred income taxes	65,406	61,410
Deferred revenue	16,152	18,052
Notes payable	457,347	460,915

Minority interest	8,115	5,146

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock — without par value; 25,000 shares authorized; none outstanding	—	—
Common stock — without par value; 50,000 shares authorized; 16,366 and 16,169 shares outstanding at February 29, 2008 and August 31, 2007	16	16
Additional paid-in capital	80,072	78,332
Retained earnings	166,731	165,408
Accumulated other comprehensive loss	(2,861)	(166)

	243,958	243,590

	$1,158,397	$1,072,749

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	February 29,	February 28,		February 29,	February 28,
	2008	2007		2008	2007
Revenue
Manufacturing	$123,394		$119,201	$282,588	$287,893
Refurbishment & parts	112,576		95,311	216,466	146,546
Leasing & services	23,603		25,466	46,898	52,161

	259,573		239,978	545,952	486,600

Cost of revenue
Manufacturing	118,225		115,822	268,790	277,509
Refurbishment & parts	94,396		80,114	182,347	125,121
Leasing & services	12,279		12,220	24,204	23,031

	224,900		208,156	475,341	425,661

Margin	34,673		31,822	70,611	60,939

Other costs
Selling and administrative	21,000		18,800	41,184	35,925
Interest and foreign exchange	9,854		10,416	20,273	20,056
Special charges	2,112		16,485	2,302	16,485

	32,966		45,701	63,759	72,466
Earnings (loss) before income taxes, minority interest and equity in unconsolidated subsidiaries	1,707		(13,879)	6,852	(11,527)
Income tax benefit (expense)	(1,904)		8,229	(4,859)	7,649

Earnings (loss) before minority interest and equity in unconsolidated subsidiaries	(197)		(5,650)	1,993	(3,878)
Minority interest	1,367		42	1,741	40
Equity in earnings (loss) of unconsolidated subsidiaries	253		(463)	331	(363)

Net earnings (loss)	$1,423		$(6,071)	$4,065	$(4,201)

Basic earnings (loss) per common share	$0.09	$	(0.38)	$0.25	$(0.26)

Diluted earnings (loss) per common share	$0.09	$	(0.38)	$0.25	$(0.26)

Weighted average common shares:
Basic	16,290		15,982	16,230	15,972
Diluted	16,311		16,022	16,254	16,016

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Six Months Ended
	February 29,	February 28,
	2008	2007
Cash flows from operating activities
Net earnings (loss)	$4,065	$(4,201)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Deferred income taxes	3,996	(2,587)
Depreciation and amortization	16,519	16,178
Gain on sales of equipment	(2,006)	(5,775)
Special charges	2,302	16,485
Minority interest	(1,681)	(40)
Other	(120)	146
Decrease (increase) in assets (net of acquisitions):
Accounts receivable	(12,269)	(28,988)
Inventories	(2,639)	(23,533)
Assets held for sale	(66,960)	(32,224)
Other	(3,168)	(2,057)
Increase (decrease) in liabilities (net of acquisitions):
Accounts payable and accrued liabilities	(1,271)	3,884
Participation	(3,617)	(8,717)
Deferred revenue	(4,082)	(5,276)

Net cash used in operating activities	(70,931)	(76,705)

Cash flows from investing activities
Principal payments received under direct finance leases	179	340
Proceeds from sales of equipment	6,414	64,662
Investment in and net advances to unconsolidated subsidiary	347	115
Acquisitions, net of cash acquired	—	(264,470)
Decrease (increase) in restricted cash	547	(481)
Capital expenditures	(15,998)	(78,352)

Net cash used in investing activities	(8,511)	(278,186)

Cash flows from financing activities
Changes in revolving notes	64,259	219,777
Proceeds from issuance of notes payable	12	(71)
Repayments of notes payable	(4,183)	(3,246)
Repayment of subordinated debt	—	(1,267)
Dividends	(2,605)	(2,557)
Stock options and restricted stock awards exercised	1,743	1,648
Excess tax benefit (expense) of stock options exercised	(3)	1,772
Investment by joint venture partner	4,650	1,650

Net cash provided by financing activities	63,873	217,706

Effect of exchange rate changes	1,195	460
Decrease in cash and cash equivalents	(14,374)	(136,725)
Cash and cash equivalents
Beginning of period	20,808	142,894

End of period	$6,434	$6,169

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA before special charge (1)
(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Net cash used in operating activities	$(62,161)	$(34,766)	$(70,931)	$(76,705)
Changes in working capital	72,479	48,455	94,006	96,911
Deferred income taxes	(1,304)	2,890	(3,996)	2,587
Gain on sales of equipment	1,226	2,553	2,006	5,775
Other	(19)	(108)	120	(146)
Minority interest	1,578	42	1,681	40
Income tax expense (benefit)	1,903	(8,229)	4,859	(7,649)
Interest and foreign exchange	9,854	10,416	20,273	20,056

Adjusted EBITDA from operations before special charge	$23,556	$21,253	$48,018	$40,869

(1)	“EBITDA” (earnings from continuing operations before interest and foreign exchange, taxes, depreciation and amortization before special charge) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.